VALCOR, INC.

                                PRESS RELEASE

FOR IMMEDIATE RELEASE:                         CONTACT:

VALCOR, INC.                               STEVEN L. WATSON
THREE LINCOLN CENTRE                       VICE PRESIDENT
5430 LBJ FREEWAY , SUITE 1700              VALCOR, INC.
DALLAS, TEXAS  75240-2697                  (972) 233-1700
(972) 233-1700
                                           JEANNE M. CARR
                                           SENIOR VICE PRESIDENT
                                           MACKENZIE PARTNERS,INC.
                                           (212) 929-5500


                  VALCOR  ANNOUNCES  TENDER  OFFER  FOR  NOTES

     Dallas, Texas . . . March 20, 1997 . . . Valcor, Inc., a wholly owned subsidiary of Valhi, Inc. (NYSE:VHI), has commenced an offer to purchase on a pro rata basis up to $86.7 million principal amount of Valcor's 9 5/8% Senior Notes due 2003 for a cash purchase price equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase.

     The Company is making the offer in order to satisfy the terms of an "Excess Proceeds Offer" set forth in the Indenture governing the 9 5/8% Senior Notes. The total offer amount of $86.7 million equals the net available cash resulting from the sale of substantially all of the assets of Medite Corporation, the Company's wholly owned building products subsidiary.

     The offer will expire at 5:00 p.m. (Dallas, Texas time) on Thursday, April 24, 1997, unless extended.

     The information agent for the offer is MacKenzie Partners, Inc. The information agent's address is 156 Fifth Avenue, New York, New York 10010 and telephone numbers are (800) 322-3885 (toll free) or (212) 929-5500 (call collect).

     The Company is mailing copies of the Offer to Purchase dated March 20, 1997 and related letter of transmittal to all holders of the 9 5/8% Senior Notes.
In addition, copies may be obtained from the information agent.